Contact:    John D. Giolli
       Millennium Cell, Inc.
(732) 542-4000

Investors:    Betsy Brod/Jonathan Schaffer
Brod & Schaffer, LLC
(212) 750-5800

MILLENNIUM CELL AND GECKO ENERGY TECHNOLOGIES ANNOUNCE JOINT DEVELOPMENT PROGRAM
~ Millennium Cell Acquires 23% of Gecko Technologies, Inc. ~

Eatontown, NJ—February 15, 2006 —Millennium Cell Inc. (NASDAQ:MCEL) and Gecko Energy Technologies, Inc. today announced that they have entered into a 3-year joint development program to collaborate on the development and commercialization of portable fuel cell systems for use in military, medical, industrial and consumer electronics applications. These products will pair Millennium Cell’s patented Hydrogen on Demand® technology with Gecko’s thin planar Proton Exchange Membrane (PEM) fuel cells to create a hydrogen battery that is lighter, smaller and less expensive than traditional batteries for a variety of applications. Gecko’s efforts are focused on the development of an easy-to-manufacture fuel cell that provides portable device makers with design flexibility by allowing the thin power source to be part of the exterior surface of the device itself.

Initial activities will focus on the development of fuel cells to support the introduction of hydrogen batteries for portable electronic devices in each of our target markets, including the development of an appropriate fuel cell for traditional and ruggedized laptop computers, remote surveillance cameras, long run-time sensors, wireless network and data collection devices, and other devices where the combination of our technologies can deliver a less expensive, higher performance battery for users.

In addition to the joint development program, Millennium Cell has acquired approximately 23% of the outstanding common stock of Gecko in exchange for $0.5 million in cash and a one-year, commitment of services and facilities valued at $0.5 million. Later in the year, Millennium Cell will increase its position to a total of 48% of Gecko’s outstanding common stock by investing another $1.0 million in cash or Millennium Cell common stock. As part of the transaction, Millennium Cell received the right to acquire, at its sole option, up to 80% of Gecko over the remaining 2 years of the agreement.
More…

“We are very pleased to form this strategic relationship with Gecko to develop and commercialize hydrogen batteries in our focus markets,” said Adam Briggs, Millennium Cell’s President. “Gecko has a unique approach to low cost, power-dense fuel cells that will help Millennium Cell’s hydrogen storage solutions penetrate portable device markets. Our new relationship with Gecko is part of a growing number of capable fuel cell partners for Millennium Cell, each with their own application focus and technology strengths.”

“The combination of our Power Skin™ fuel cells with Millennium Cell’s hydrogen storage technology will result in a superior power system,” says Dr. Ronald Kelley, President, Gecko Energy Technologies. “Through close collaboration with Millennium Cell, we can develop a better power solution for product designers and OEM’s around the world.”

Millennium Cell has today filed with the Securities and Exchange Commission a Current Report on Form 8-K that sets forth the terms and conditions of the agreements comprising the strategic relationship with Gecko.

About Millennium Cell

Millennium Cell develops hydrogen battery technology through a patented chemical process that safely stores and delivers hydrogen energy to power portable devices. The borohydride-based technology can be scaled to fit any application requiring high energy density for a long run time in a compact space. The Company is working with market partners to meet demand for its patented process in four areas: military, medical, industrial and consumer electronics. For more information, visit http://www.millenniumcell.com.

About Gecko Energy Technologies

Gecko Energy Technologies creates new ways to power personal electronics that give device makers unprecedented design freedom. Gecko's PowerSkin™ technology helps product developers strike the ideal balance between power-supply performance and customer-enticing design. Gecko enables its clients to innovate highly mobile devices that are energy economical and aesthetically delightful. For more information, visit www.geckoenergy.com.

Cautionary Note Regarding Forward-looking Statements:

This press release may include statements that are not historical facts and are considered ``forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Millennium Cell’s current views about future events and financial performance and are subject to risks. Forward-looking statements are identified by their use of terms and phrases such as “believe,”“expect,”“plan,”“anticipate,”“on target” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from Millennium Cell’s expectations, and Millennium Cell expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Millennium Cell’s hydrogen fuel storage and delivery system; (ii) the cost and commercial availability of the quantities of raw materials required by the hydrogen fuel storage and delivery systems; (iii) competition from current, improving and alternative power technologies; (iv) Millennium Cell’s ability to raise capital at the times, in the amounts and at the costs and terms that are acceptable to fund the development and commercialization of its hydrogen fuel storage and delivery system and its business plan; (v) Millennium Cell’s ability to protect its intellectual property; (vi) Millennium Cell’s ability to achieve budgeted revenue and expense amounts; (vii) Millennium Cell’s ability to generate revenues from the sale or license of, or provision of services related to, its technology; (viii) Millennium Cell’s ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance; (ix) Millennium Cell’s ability to generate design, engineering or management services revenue opportunities in the hydrogen generation or fuel cell markets; (x) Millennium Cell’s ability to secure government funding of its research and development and technology demonstration projects; and (xi) other factors discussed under the caption “Investment Considerations”in Millennium Cell’s Annual Report on Form 10-K for the year ended December 31, 2004.